EXHIBIT 8.1

LAW OFFICES
ELIAS, MATZ, TIERNAN & HERRICK L.L.P.
12TH FLOOR
734 15TH STREET, N.W.
WASHINGTON, D.C. 20005

TELEPHONE: (202) 347-0300
FACSIMILE: (202) 347-2172
WWW.EMTH.COM

January 25, 2008

Board of Directors
Malvern Federal Bancorp, Inc.
Malvern Federal Savings Bank
42 East Lancaster Avenue
Paoli, Pennsylvania 19301

Dear Board Members:

          You have asked our opinion regarding the material federal income tax consequences of the proposed transactions (collectively, the “Reorganization”), more fully described below, pursuant to which Malvern Federal Savings Bank (the “Bank”), a federally-chartered mutual savings bank, will reorganize into a federally-chartered mutual holding company structure. We are rendering this opinion pursuant to Section 5 of the Plan of Reorganization From Mutual Savings Bank to Mutual Holding Company as adopted by the Bank’s Board of Directors on November 20, 2007 (the “Plan of Reorganization”). As used in this letter, “Mutual Bank” refers to the Bank before the Reorganization and “Stock Bank” refers to the Bank after the Reorganization. All other capitalized terms used but not defined in this letter shall have the meanings assigned to them in the Plan of Reorganization.

          The Reorganization will be effected, pursuant to the Plan of Reorganization, as follows:

(i)	the Mutual Bank will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim One”);

(ii)	Interim One will organize an interim federal stock savings bank as a wholly owned subsidiary (“Interim Two”);

(iii)	Interim One will organize a stock corporation as a wholly owned subsidiary (“Malvern Federal Bancorp, Inc.”);

(iv)

the Mutual Bank will convert its charter to a federal stock savings bank charter to become the Stock Bank (the “Conversion”); the shares of Interim One will be cancelled, and Interim One will exchange its charter for a federal mutual holding company charter to become the “Mutual Holding Company;”

(v)	sequentially with step (iv), Interim Two will merge with and into the Stock Bank, with the Stock Bank as the resulting institution;

(vi)	simultaneously with step (v) former members of the Mutual Bank will become members of the Mutual Holding Company;

(vii)

simultaneously with step (v), the initially issued common stock of the Stock Bank will be constructively transferred to the Mutual Holding Company in exchange for membership interests in the Mutual Holding Company (the “Exchange”), and the shares of Interim Two common stock owned by the Mutual Holding Company;

(viii)	the Mutual Holding Company will transfer 100% of the initially issued common stock of the Stock Bank to Malvern Federal Bancorp, Inc. in a capital contribution; and

(ix)	Malvern Federal Bancorp, Inc. will issue a majority of its common stock to the Mutual Holding Company.

          Simultaneously with the Reorganization, Malvern Federal Bancorp, Inc. will contribute shares of its common stock to the Malvern Federal Charitable Foundation and will offer to sell additional shares of its common stock pursuant to the Plan of Stock Issuance (the “Plan of Stock Issuance”) as adopted by the Bank’s Board of Directors on November 20, 2007, with priority subscription rights granted in descending order as follows:

(i)	to Eligible Account Holders (as defined in the Plan of Stock Issuance);

(ii)	to Supplemental Eligible Account Holders” (as defined in the Plan of Stock Issuance);

(iii)	to Other Members” (as defined in the Plan of Stock Issuance); and

(iv)	to the general public.

          In connection with the opinions expressed below, we have examined and relied upon originals, or copies certified or otherwise identified to our satisfaction, of the Plan of Reorganization, the Plan of Stock Issuance, the Prospectus and of such corporate records of the parties to the Reorganization as we have deemed appropriate. We have also relied, without independent verification, upon the factual representations of the Bank included in a letter to us of even date herewith. We have assumed that such representations are true and that the parties to the Reorganization will act in accordance with the Plan of Reorganization and the Plan of Stock Issuance. We express no opinion concerning the effects, if any, of variations from the foregoing.

          In our examination of documents, we have assumed the authenticity of those documents submitted to us as certified, conformed or reproduced copies. As to matters of fact which are material to this opinion, we have relied upon the accuracy of the factual matters set forth in Malvern Federal Bancorp, Inc.’s Registration Statement on Form S-1. We emphasize that the outcome of litigation cannot be predicted with certainty, and although we have attempted in good faith to opine as to the probable outcome of the merits of each tax issue with respect to which an opinion was requested, there can be no assurance that our conclusions are correct or that they would be adopted by the IRS or a court.

          In issuing the opinions set forth below, we have referred solely to existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury Regulations thereunder, current administrative rulings, notices, procedures and court decisions. Such laws, regulations, administrative rulings, notices and procedures and court decisions are subject to change at any time. Any such change could affect the continuing validity of the opinions set forth below.

          Based on and subject to the foregoing, it is our opinion that for federal income tax purposes, under current tax law:

(a)	With regard to the Conversion:

(1)

the Conversion will constitute a reorganization under Section 368(a)(1)(F) of the Code, and the Bank (in either its mutual form or its stock form) will recognize no gain or loss as a result of the Conversion;

	(2)	the basis of each asset of the Mutual Bank held by the Stock Bank immediately after the Conversion will be the same as the Mutual Bank’s basis for such asset immediately prior to the Conversion;

(3)

the holding period of each asset of the Mutual Bank received by the Stock Bank immediately after the Conversion will include the period during which such asset was held by the Mutual Bank prior to the Conversion;

	(4)	the Stock Bank will succeed to and take into account the Mutual Bank’s earnings and profits as of the date of the Conversion; and

(5)

no gain or loss will be recognized by members of the Mutual Bank upon the issuance to them of deposits in the Stock Bank in the same dollar amount and upon the same terms as their deposits in the Mutual Bank;

(b)	With regard to the Exchange:

	(1)	the Exchange will qualify as an exchange of property for stock under Section 351 of the Code;

(2)

no gain or loss will be recognized by the former Mutual Bank members on the transfer of their ownership interests in the Stock Bank solely for a constructive ownership interest in the Stock Bank followed by an exchange of their ownership interests in the Stock Bank solely for membership interests in the Mutual Holding Company; and

	(3)	the Mutual Holding Company will recognize no gain or loss upon its receipt of the common stock of the Stock Bank in exchange for mutual ownership interests in the Mutual Bank;

(c)	With regard to the Mutual Holding Company’s transfer of 100% of the common stock of the Stock Bank to Malvern Federal Bancorp, Inc.:

	(1)	Malvern Federal Bancorp, Inc. will recognize no gain or loss upon its receipt of 100% of the common stock of the Stock Bank from the Mutual Holding Company; and

	(2)	the Mutual Holding Company will recognize no gain or loss upon its transfer of 100% of the common stock of the Stock Bank to Malvern Federal Bancorp, Inc.; and

(d)	With regard to those who receive subscription rights:

(1)

it is more likely than not that the fair market value of the non-transferable subscription rights to purchase shares of common stock of Malvern Federal Bancorp, Inc. to be issued to Eligible Account Holders, Supplemental Eligible Account Holders and Other Members (the “Subscription Rights”) is zero and, accordingly, that no income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members upon the issuance to them of the Subscription Rights or upon the exercise of the Subscription Rights;

(2)

it is more likely than not that the tax basis to the holders of shares of common stock purchased in the Reorganization pursuant to the exercise of the Subscription Rights will be the amount paid therefor, and that the holding period for such shares of common stock will begin on the date of completion of the Reorganization (Section 1012 of the Code); and

	(3)	the holding period for shares of common stock purchased in the community offering or syndicated community offering will begin on the day after the date of purchase (Section 1223(6) of the Code).

          The opinions set forth in (d)(1) and (d)(2) above are based on the position that the subscription rights do not have any market value at the time of distribution or at the time they are exercised. We also note that RP Financial, LC. has issued a letter dated December 17, 2007 stating such firm’s belief that the subscription rights will have no ascertainable market value. We further note that in PLR 9332029, the IRS was requested to address the federal tax treatment of the receipt and exercise of non-transferable subscription rights in another conversion, and the IRS declined to express any opinion. Whether subscription rights have a market value for federal income tax purposes is a question of fact, depending upon all relevant facts and circumstances. The Internal Revenue Service will not issue rulings on whether subscription rights have a market value. We are unaware of any instance in which the Internal Revenue Service has taken the position that nontransferable subscription rights issued by a converting financial institution have a market value. The subscription rights will be granted at no cost to the recipients, will be nontransferable and of short duration, and will afford the recipients the right only to purchase Malvern Federal Bancorp, Inc. common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. We believe that it is more likely than not (i.e., that there is more than a 50% likelihood) that the subscription rights have no market value for federal income tax purposes.

* * *

          The opinions expressed above are limited to the income tax consequences of the Reorganization under current federal tax laws. Further, our opinions are based upon research of the Code, applicable Treasury regulations, current published administrative decisions of the IRS, existing judicial decisions as of the date hereof and representations made by the Bank’s management. No assurance can be given that legislative, administrative or judicial decisions or interpretations may not be forthcoming that will significantly change the opinions set forth herein. We express no opinions other than those stated immediately above as our opinions.

          We hereby consent to the filing of this opinion as an exhibit to the Bank’s Form MHC-1 and MHC-2 Notice of Mutual Holding Company Reorganization and Application for Approval of a Minority Stock Issuance by a Savings Association Subsidiary of Mutual Holding Company as filed with the OTS and to the Stock Holding Company’s Registration Statement on Form S-1 as filed with the Securities and Exchange Commission. We also consent to the references to our firm in the Prospectus contained in the Forms MHC-1 and MHC-2 and Form S-1 under the captions “The Reorganization and Offering - Material Federal Income Tax Aspects of the Reorganization and Offering” and “Legal and Tax Opinions,” and to the summary of our opinion in such Prospectus.

Very truly yours,

ELIAS, MATZ, TIERNAN & HERRICK L.L.P.

By:	/s/ D. Max Seltzer

D. Max Seltzer, a Partner